Exhibit 10.9

STRICTLY CONFIDENTIAL

AMENDMENT N°3 TO PHARMACEUTICAL DEVELOPMENT AGREEMENT*

BETWEEN

BEAUFOUR IPSEN INDUSTRIE S.A.S., a French corporation incorporated under the laws of France, located at rue d’Ethe Virton, 28100, France, duly represented by Jean-Pierre Dubuc, President,

hereinafter referred to as “Ipsen”, on the one hand,

AND

RADIUS HEALTH Inc., a United-States corporation incorporated under the laws of the State of Delaware, United Sates, with its principal office at 300 Technology Square-5th Floor, Cambridge, MA, USA and formerly known as Nuvios, Inc., duly represented by Richard Lyttle, Chief Executive Officer, hereinafter referred to as “Radius”, on the other hand.

WHEREAS

A.                                   Ipsen and Radius are parties to that certain License Agreement dated September 27, 2005 (the “License Agreement”).

B.                                     Within the framework of the License Agreement, Ipsen and Radius have entered into a pharmaceutical development agreement to develop a multidose injection for BIM 44058 dated as of January 2, 2006 (the “Pharmaceutical Development Agreement”) pursuant to which Ipsen performs certain research and development tasks and activities in view of developing a new formulation of Licensed Compound and/or Licensed Product.

C.                                     Ipsen and Radius have decided to further extend the duration and the scope of the Work Plan and to provide for the consideration relating to such an extension under an amendment to the Pharmaceutical Development Agreement ( “Amendment n°1”).

D.                                    Radius has requested, and Ipsen had agreed to manufacture some further stability batches and therefore to further extend the duration and the scope of the Work Plan under a second amendment to the Pharmaceutical Development Agreement (“Amendment n°2”).

E.                                      The manufacture of Phase III clinical batches under the Second Extended Work Plan as identified in paragraphs 2, 4, 5 of Appendix A of Amendment n°2 was not commenced by Ipsen with authorization in writing by a Radius representative prior to the effective date of this Amendment n°3. However, the stability batches and related stability testing activities (the “Reduced Second

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Extended Work Plan”) as identified in paragraphs 1 and 3 of Appendix A of Amendment n°2 were completed or are ongoing pursuant to the terms of Amendment n°2. Accordingly, Amendment n°2 shall remain in full force and in effect until complete performance of the Reduced Second Extended Work Plan or termination of the Pharmaceutical Development Agreement in accordance with its terms.

F.                                      Radius has requested, and Ipsen had agreed to manufacture Phase III batches and to upgrade analytical methods to NDA filing levels for purity/impurities testing to meet full ICH requirements and therefore to further extend the duration and the scope of the Work Plan under a third amendment to the Pharmaceutical Development Agreement (this “Amendment n°3”).

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

1.              In this Amendment n°3, unless otherwise expressly provided herein, the capitalized words and phrases shall have the same meaning as in the Pharmaceutical Development Agreement and in Amendment n°1 and Amendment n°2 .

2.              The Work Plan is amended so as to include the work described in Appendix A to this Amendment n°3 (the “Third Extended Work Plan”). For clarity, all references to the Work Plan in the Pharmaceutical Development Agreement shall be deemed to include all work described in the Extended Work Plan, the Reduced Second Extended Work Plan as well as the work described in the Original Work Plan. Should Radius wish Ipsen to perform any other work in addition to the activities described in the Third Extended Work Plan, Radius and Ipsen shall enter into a new agreement or amendment.

3.              Timelines described in Appendix A are subject to the execution by Ipsen of an amendment to its existing agreement with Vetter.

4.              Activities related to the manufacture of additional Phase III clinical batches by Vetter and tested by Ipsen in [*] or [*] and any batch Scale Up Plans in the Third Extended Work Plan as identified in paragraphs 2 and 4 of Appendix A shall not be commenced by Ipsen unless authorized in writing by Nick Harvey, Chief Financial Officer of Radius or other representative designated in writing by Radius.

5.              Payments:

(a)          Subject to any modification of the budget included in the Third Extended Work Plan to be prior agreed in writing by the parties by Mike Dey, Vice-President, Pharmaceutical Development for Ipsen and by Nick Harvey, Chief Financial

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Officer to Radius or by any other representative designated by the relevant Party, the total amount to be paid by Radius to Ipsen in connection with the research activities and tasks pursuant to the Third Extended Work Plan and this Amendment n°3 shall be as specified in the here attached Appendix A. Such total amount includes all costs in connection with such research activities, including costs of materials, supplies, services, personnel, subcontractors and overhead, regardless of whether such research activities are performed by Ipsen or by a subcontractor or both. The budget included in the Third Extended Work Plan as described in Appendix A to this Amendment n°3 shows the breakdown by calendar quarter of such total amounts in Euros.

(b)         Ipsen shall invoice Radius no later than [*] ([*]) days after the end of each calendar quarter for the amount corresponding to actual FTE time spent as per timesheets incurred plus actual external cost bills received and approved by Ipsen during the elapsed quarter, as shall in each case be reported in reasonable detail on the invoice annex. Radius shall make payment of each invoice within [*] ([*]) days after receipt thereof in Euros.

(c)          Without the prior written consent of Radius, in no event shall Ipsen invoice Radius for an amount due in respect of any calendar year that is greater than the amount budgeted for such calendar year in the Third Extended Work Plan plus the [*] percent ([*]%) limit defined in article 4(d) of this Amendment n°3. In addition, and notwithstanding anything expressed or implied in this Amendment n°3 to the contrary (including without limitation, the Third Extended Work Plan), in no event shall Radius have any obligation to make payments to Ipsen pursuant to this Amendment n°3 for any work done by Ipsen at any time after [*] unless Radius shall have authorized in writing any such work.

Radius shall pay for all work in respect of which Ipsen has entered into legally binding commitments with subcontractors and which occurs before [*], that may not be cancelled by Ipsen without incurring penalties, provided that all of such work is within the framework of the Third Extended Work Plan and the cost of such work is within the budget included in the Third Extended Work Plan.

The remaining samples from stability studies will be made available for Radius to ship to Radius nominated contract laboratory by [*]. Should Radius request in writing that Ipsen conduct work on Radius behalf, Ipsen will be under no obligation to conduct such work.

(d)         Should external costs incurred by Ipsen in relation to the performance of  the activities described in the Third Extended Work Plan be more than as specified in Appendix A hereby attached for such activities, Radius shall reimburse Ipsen such additional costs up to a maximum of [*] percent ([*]%) of the relevant annual amount described in Appendix A for the performance of the specific tasks that resulted in such additional costs. In addition, should internal costs incurred by Ipsen in relation to performance of the Third Extended Work Plan be more than as specified in Appendix A due to an increase in the number of FTE’s required (but not the cost per FTE), Radius shall reimburse Ipsen such additional costs up to a

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

maximum of [*] percent ([*]%) of the relevant annual amount described in Appendix A for the performance of the specific tasks that resulted in such additional costs.  In either case, any reimbursement of costs in excess of such percentage will have to be prior agreed by Radius and, in the absence of any such prior agreement by Radius, shall be the responsibility of Ipsen. Ipsen shall use all reasonable efforts to avoid any such cost overruns.

6.              This Amendment n°3 shall enter into force retroactively upon its signature and shall remain in full force and in effect until complete performance of the Third Extended Work Plan or termination of the Pharmaceutical Development Agreement in accordance with its terms.

7.              All other terms and conditions of the Pharmaceutical Development Agreement shall remain in full force and effect and shall apply to this Amendment n°3 which is made part of the Pharmaceutical Development Agreement.

8.              This Amendment n°3 shall be governed by, interpreted and construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles, and shall not be governed by the United Nations Conventions of International Contracts on the Sale of Goods (the Vienna Convention).

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment n°2 to be duly executed by their respective duly authorized representatives:

Date: June 13, 2010	Date: June 16, 2010

SIGNED by	SIGNED by Jean-Pierre Dubuc
/s/ B.N. Harvey	/s/ Jean-Pierre Dubuc

on behalf of	as President of
RADIUS HEALTH Inc.	BEAUFOUR IPSEN INDUSTRIE S.A.S.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

APPENDIX  A

Updated CMC Activities for BA058

Phase III Supply

28th May 2010

1 Manufacture of Clinical Batches [*] ml Cartridges

•                  Manufacturing of [*] Clinical Batches by Vetter and Tested by Ipsen

•                  Gives nominally [*] each, placebo and [*]mg/ml cartridges

•                  from [*] x  approximately [*] cartridge lots of placebo

•                  from [*] x approximately [*] cartridge lots BA 058 [*] mg/ml

•                  based on removal of required

•                  QC and retention ([*] units) from each lot

•                  full ICH stability samples ([*] units) on one lot

•                  to provide at least [*] cartridges for clinical use,

•                  from [*] x [*]  cartridges per lot post filling and inspection

•                  less [*] x [*] for QC + [*] for stability = [*] cartridges

•                  Manufacturing dates agreed with Vetter for active/placebo batches made in three campaigns in [*], weeks [*]-[*], [*]-[*] and [*]-[*].

•                  Cartridges despatch to Radius nominated CRO  is planned :

•                  [*] batch active and placebo despatched by end [*]

•                  [*] batch active and placebo despatched by end [*]

•                  [*] batch active and placebo despatched by end [*]

[*]

•                  Requiring re-supply in [*], for [*] patients recruited at [*]-[*] per month, over [*] to [*].  Slower recruitment e.g. over [*] months would mean re-supply in [*].

•                  Assumes

•                  Purchase Order for €[*] k for [*] lots approved by end [*]

•                  API received by Vetter with C of A by end [*], with full release for use in Ph III documented by Radius

•                  Crimp Caps delivered to Vetter with C of A by mid [*]

•                  [*] weeks post manufacture release by Vetter QA department

•                  Costs for Manufacture of [*] lots by Vetter   € [*] k

•                  From € [*] /lot, € [*] project management and € [*] microbiological validation costs

2 Testing, Release and Stability Testing of Phase III Lots

Supply assumptions above include [*] cartridges (active and placebo] from which samples are assumed to be removed for full ICH stability on one lot.

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• Upgrade analytical methods for assay/purity to meet ICH requirements, for testing of Ph III supplies:	FTE Costs	€ [*] k
	External	€ [*] k

• Testing of [*] phase III batches in [*]:		€ [*] k

• Full ICH stability study ([*]-months) on one [*] mg/mL lot with upgraded methods:	FTE cost	€ [*] k
	External	€ [*] k

• Project management activities at Ipsen:		€ [*] k

• IND update :		€ [*] k

Phasing of costs is shown below.

[*]

Costs based on € [*]k per FTE

[*] API needed for Manufacture and Stability Testing

Based on [*] x [*] cartridge lots, each requiring [*]g API, gives [*]g pure peptide weight, for manufacture of lots in [*].  Method upgrades would require [*]g peptide.

Reference Standard from Lonza sourced API will be required to QC test and stability test product.  Depending on how supplied, the quantities would vary from [*]g bulk or e.g. [*] vials of [*]mg.

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4. Scale Up Plans

The process currently proven has a maximum batch size of ~[*] cartridges.  To scale-up process, dedicated compounding vessel/equipment will be required.  Two facilities/filling scales are available for future development with approximately [*]-[*] maximum and [*] cartridges.

Based on initial annual requirements of [*] rising over [*]-[*] years to [*] cartridges per year, a batch size of [*] to ~ [*] would allow a step in scale of within [*]-[*]x, and [*]-[*] lots per year.  Batch size of [*] cartridges requires [*]g peptide, so increasing to [*] or [*] would require either ~[*]g or ~ [*]g of pure peptide.

Once Radius estimated volumes and preferences were confirmed (assumed by end [*]), Vetter plan for scale-up would be developed for Radius agreement (assumed [*]) for implementation in [*], or later.

This option would allow [*] scaled up lot made in [*] to re-supply the entire remaining Ph III program in [*], with an assumed [*]m expiry.  As stability data confirms good stability of the product, this expiry date could also be extended.  This option would also provide for one additional full ICH stability study to be conducted.

As [*] lots would be required, a [*] lot would need to be manufactured.  The plan assumes this in [*], which would then provide less  storage time data.  Alternatively, by making [*] lots in [*], and stability studies on [*], longer term data on all [*] lots would be provided, with additional spend in [*] of ~ €[*]k.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.